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                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into the 7th day of May 1997, by and between COMMODORE ENVIRONMENTAL SERVICES, INC., a Delaware corporation having offices at 150 East 58th Street, Suite 3400, New York, New York 10155 (the "Company"), and MICHAEL FULLWOOD, an individual residing at 75 Old Roxbury Road, Roxbury, Connecticut 06755 (the "Employee").

                                   WITNESSETH:

         WHEREAS, the Employee has substantial knowledge and experience relating to financial management and administration, and the Company desires to obtain the full-time services of the Employee to serve in a senior executive capacity with the Company and its direct and indirect subsidiary corporations (collectively, the "Subsidiaries"); such Subsidiaries to expressly include, without limitation, Commodore Applied Technologies, Inc. ("CXI"), Commodore Separation Technologies, Inc. ("CST"), Commodore Advanced Sciences, Inc. ("CAS") and Commodore CFC Technologies, Inc. ("Refrigerant"); and

         WHEREAS, the Employee is ready, willing and able to serve as a senior executive officer of the Company and the Subsidiaries (collectively, the "Corporations"), all upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:
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        Part A. Employment.

             1. Duties. Subject to the terms and conditions of this Agreement, the Company shall employ the Employee and the Employee shall render services to the Corporations in the capacities and with the titles of Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel of the Company and each of its Subsidiaries. Employee shall report to the Chairman of the Board of the Company. Subject always to the direction of the Chairman of the Board of the Company and the Chairmen of the Boards of the Subsidiaries and the Boards of Directors of the Corporation, as appropriate, Employee shall have the authority to and the responsibility of managing the financial, legal and administrative functions of the Corporations, including the functions of treasury, accounting, law, corporate secretary, internal audit, information systems and human resources. No additional compensation shall be paid to the Employee for service to any of the Company's Subsidiaries.

             2. Full-Time Employment. Throughout the period of his employment hereunder, the Employee shall devote his full and entire professional and business time, attention, knowledge and skills to faithfully, diligently and to the best of his abilities perform his duties hereunder. It is expected that the Employee will render his services primarily from the Company's New York, New York office, provided that the Employee will engage in such travelling as may be reasonably required in connection with the performance of his duties hereunder.

             3. Ability to Perform. The Employee hereby represents and warrants to the Company that he is under no legal disability and has entered into no agreements which in any way limit or render the Employee incapable of performing his obligations under this Agreement

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or his fiduciary duties as the Senior Vice President, Chief Financial and
Administrative Officer, Secretary and General Counsel of the Company. The Employee further covenants that he will not impair his ability to carry out his obligations under this Agreement or his fiduciary duties as the Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel of the Company by entering into any agreement or in any way assisting others, directly or indirectly, to enter into any agreement which will violate the confidentiality and non-competition provisions of Part D of this Agreement.

        Part B. Term of Employment: Termination of Agreement.

             1. Term. Subject to prior termination in accordance with the provisions hereof, the term of this Agreement shall commence on May 1, 1997 and shall continue through and including April 30, 1999 (the "Term"). Notwithstanding the foregoing, the Board of Directors of the Company shall have the right to extend this Agreement on the same terms and conditions, upon written notice from the Company to the Employee given at any time on or before March 31, 1999 and March 31, 2000, respectively, for up to two (2) additional periods of one year each. As used herein, the "Term" of this Agreement shall include the initial two (2) year Term through April 30, 1999 and either or both of the additional one (1) year extensions provided for herein.

             2. Termination For Cause. Anything contained in Section 1 of this Part B to the contrary notwithstanding, this Agreement may be terminated at the option of the Board of Directors of the Company (the "Board") for "Cause" (as hereinafter defined), effective upon the giving of written notice of termination to the Employee. As used herein, the term "Cause" shall mean and be limited to:

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             (a) any act committed by the Employee against the Company, or any of its Subsidiaries or divisions, constituting: (i) fraud, (ii) misappropriation of corporate opportunity, breach of fiduciary duty or non-disclosure of a conflict of interest, (iii) self-dealing, (iv) embezzlement of funds, (v) felony conviction for conduct involving moral turpitude or other criminal conduct, or
(vi) the disregard by the Employee of the reasonable directions of the Board or of the Chief Executive Officer of the Company; provided, that Employee has been given written notice of such disregard and a reasonable opportunity to cure the same; or

             (b) the breach or default by the Employee in the performance of any material provision of this Agreement (including but not limited to Part D below); provided, that Employee has been given written notice of such breach or default, and a reasonable opportunity to cure the same; or

             (c) alcoholism or any other form of addiction which impairs the Employee's ability to perform his duties hereunder.

        3. Death or Disability. Anything contained in Section 1 of this Part B to the contrary notwithstanding, this Agreement may be terminated by the Company; (i) upon the death of the Employee, or (ii) on thirty (30) days' prior written notice to the Employee, in the event that the Employee shall be physically or mentally disabled or impaired so as to prevent him from continuing the normal and proper performance of his duties and responsibilities hereunder for a period of three (3) consecutive months. The initial determination as to whether the Employee is disabled or impaired shall be made by the physician regularly treating the condition causing the disability. The Company shall have the right to require the Employee to be examined by a physician duly licensed to practice medicine in the State in which the


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Employee has his primary residence to determine such physician's opinion as to the Employee's disability. If such physician's opinion differs from that of the physician treating the Employee, or a physician thereafter retained by the Employee, they shall forthwith select a third physician so licensed whose opinion, after examination and review of available information, shall be conclusive and binding upon all parties hereto. All costs of the physician regularly treating or thereafter retained by the Employee shall be paid by the Employee. All costs of the physician retained by the Company shall be paid by the Company. If a third physician is required, then the costs of that physician shall be paid by the Company.

        4. No Further Obligations. Upon any termination of this Agreement by the Company for "Cause" pursuant to Section 2 of this Part B, or by reason of the Employee's death or disability pursuant to Section 3 of this Part B, neither the Company nor any Subsidiary or division thereof shall be liable for or be required to pay to the Employee any further remuneration, compensation or other benefits hereunder; provided, however, that in the event of termination due to disability, the Company shall pay the Employee the benefits described in Section 8 of Part C.

        5. Breach of Agreement by Company. In the event the Company or the Corporations materially breach this Agreement or are in default hereunder, Employee may resign by written notice to the Company, provided that Employee shall have given written notice to the Company of the alleged breach or default and given the Company a reasonable opportunity to cure the alleged breach or default. In the event that the Employee resigns pursuant to this Section 5 of this Part B, he shall be entitled to the benefits described in Section 8 of Part C.


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        Part C. Compensation: Expenses.

             1. Base Salary. Throughout the Term of this Agreement, the Company shall pay, or shall cause its Subsidiaries to pay, to the Employee an annual salary at the rate of $225,000 per annum for the first year, which rate shall be increased by not less than 5% per year during the Term of this Agreement (the "Base Salary"). Such Base Salary shall be paid no less frequently than monthly in accordance with the customary payroll practices of the Company, and shall include deductions for all federal withholding, social security and other applicable taxes required to be withheld by an employer.

             2. Company Stock Options. In consideration for the Employee's entering into this Agreement with the Company, in addition to the stock options under Section 3 of this Part C, the Company is, as of the date hereof, granting to the Employee a stock option (the "Stock Option") to purchase an aggregate of 500,000 shares of Company Common Stock at an exercise price per share equal to the closing sale or bid price of the Company Common Stock as reported or quoted on the OTC Bulletin Board, on the Nasdaq Stock Market or other recognized national securities exchange, on the last trading day prior to the date hereof. Provided that the Employee is in the full-time employ of the Company on each date of exercise, such Stock Option will be exercisable as to 100,000 shares of Common Stock commencing on the date hereof (the "Initial Vesting Date") and as to an additional 100,000 shares of Common Stock commencing on each of the four successive anniversaries of the Initial Vesting Date. The other terms and conditions of the Stock Option shall be as set forth in a separate Stock Option Agreement between the Company and the Employee.


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        3.  Subsidiary Stock Options.

                (a) CXI. In addition to the stock options under Section 2 of this Part C, by its execution of this Agreement, CXI is, as of the date hereof, granting to the Employee a stock option (the "CXI Stock Option") to purchase an aggregate of 125,000 shares of CXI common stock at an exercise price per share equal to the closing sale or bid price of the CXI common stock as reported or quoted on the American Stock Exchange or other national securities exchange, on the last trading day prior to the date hereof. Provided that the Employee is in the full-time employ of the Company and continuing to render services to CXI on each date of exercise, such CXI Stock Option will be exercisable as to 25,000 shares of CXI common stock commencing on the Initial Vesting Date and as to an additional 25,000 shares of CXI common stock commencing on each of the four successive anniversaries of the Initial Vesting Date. The other terms and conditions of the CXI Stock Option shall be set forth in a separate Stock Option Agreement between CXI and the Employee.

                (b) CST. In addition to the stock options under Section 2 of this Part C, by its execution of this Agreement, CST is, as of the date hereof, granting to the Employee a stock option (the "CST Stock Option") to purchase an aggregate of 67,500 shares of CST common stock at an exercise price per share equal to the closing sale or bid price of the CST common stock as reported or quoted on the Nasdaq Stock Market or other national securities exchange, on the last trading day prior to the date hereof. Provided that the Employee is in the full-time employ of the Company and continuing to render services to CST on each date of exercise, such CST Stock Option will be exercisable as to 13,500 shares of CST common stock commencing on the Initial Vesting Date and as to an additional 13,500 shares of CST common


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stock commencing on each of the four successive anniversaries of the Initial
Vesting Date. The other terms and conditions of the CST Stock Option shall be as set forth in a separate Stock Option Agreement between CST and the Employee.

        4. Incentive Compensation. The Employee will be entitled to receive incentive compensation of up to $75,000 per year for achieving certain goals to be established and determined by the parties within 120 days after the date of this Agreement, but in no event shall such incentive compensation be less than $25,000 per year. Sums set forth in this Section 4 of Part C shall be increased by not less than 5% per year during the Term of this Agreement. For performance significantly beyond the agreed-upon goals in the sole discretion and judgment of the Chairman of the Board, the Company shall consider paying the Employee incentive compensation in excess of $75,000 per year.

        5. Benefits. In addition to the foregoing compensation, the Employee shall, throughout the period of his employment hereunder, be eligible to participate in any and all group health, group life and/or other benefit plans generally made available by the Company to its employees, provided that nothing herein contained shall be deemed to require the Company to maintain or continue any particular plan or policy.

        6. Vacation. The Employee shall be entitled to up to four (4) weeks of vacation per year, to be taken at such times as shall be mutually agreeable to the Company and the Employee, and so as not to unduly interfere with the business of the Company. The Employee may carry over, to the next annual period hereunder, up to two (2) weeks of unused vacation time as at the end of each year of the term of this Agreement.


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        7. Expenses. In addition to the compensation set forth above, throughout the period of the Employee's employment hereunder, the Company shall also reimburse the Employee or cause the Employee to be reimbursed, upon presentment by the Employee to the Company of appropriate receipts and vouchers therefor, for any reasonable business expenses incurred by the Employee in connection with the performance of his duties and responsibilities hereunder; provided, however, that in order to be reimbursable hereunder, any such expense must be deductible (in whole or in part) by the Company for federal income tax purposes.

        8. Severance. In the event that Employee is terminated without "Cause," the Company shall appoint Employee as a consultant (the "Consultant") to the Company and one or more of its Subsidiaries for a period of six months (the "Consulting Period") following the date of the Employee's termination as an employee of the Company. During the Consulting Period, the Consultant shall be paid a monthly fee equal to one-twelfth of the Base Salary set forth in Section 1 of Part C and shall receive the incentive compensation set forth in Section 4 of Part C. In addition, all of the options to purchase stock of the Company and the Subsidiaries which have been granted to Employee pursuant to this Agreement, and which have vested as of the date of Employee's termination as an employee of the Company, will be deemed vested and will remain exercisable by the Consultant and not subject to forfeiture as a result of the termination of this Agreement. Notwithstanding the foregoing, any options to purchase stock of the Company and the Subsidiaries which have been granted to Employee pursuant to this Agreement, and which have not vested as of the date of Employee's termination as an employee of the Company will be deemed forfeited by the Employee.

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        Part D. Confidentiality: Non-Competition. As a material inducement to cause the Company to enter into this Agreement, the Employee hereby covenants and agrees that:

                1. Confidential Information. The Employee shall, at all times during and subsequent to the Term, keep secret and retain in strictest confidence all confidential matters of the Corporations, and the "know-how", trade secrets, technical processes, inventions, equipment specifications, equipment designs, plans, drawings, research projects, confidential client lists, details of client, subcontractor or consultant contracts, pricing policies, operational methods, marketing plans and strategies, project development, acquisition and bidding techniques and plans, business acquisition plans, and new personnel acquisition plans of the Corporations and its Subsidiaries and divisions (whether now known or hereafter learned by the Employee), except to the extent that (i) such information is generally available to the public without restriction, (ii) the Employee obtains confidentiality agreements with respect to such confidential information, (iii) the Employee is requested by the Board of Directors of the Corporations or a Committee thereof, or by the Chairman of the Corporations, to disclose such confidential information, (iv) such information is provided to a customer of the Corporations pursuant to a request received from such customer in the ordinary course of business, or (v) the Employee is under compulsion of either a court order or a governmental agency's or authority's inquiry, order or request to so disclose such information.

                2. Property of the Corporations.

                        (a) Except as otherwise provided herein, all lists, records and other non-personal documents or papers (and all copies thereof) relating to the Corporations and/or any of its Subsidiaries or divisions, including such items stored in computer memories, on

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microfiche or by any other means, made or compiled by or on behalf of the
Employee, or made available to the Employee, are and shall be the property of the Corporations, and shall be delivered to the Corporations on the date of termination of the Employee's employment with the Company, or sooner upon request of the Company at any time or from time to time.

               (b) All inventions, including any procedures, formulas, methods, processes, uses, apparatuses, patterns, designs, plans, drawings, devices or configurations of any kind, any and all improvements to them which are developed, discovered, made or produced, and all trade secrets and information used by the Corporations and/or its Subsidiaries and divisions (including, without limitation, any such matters created or developed by the Employee during the term of this Agreement), shall be the exclusive property of the Corporations or the subject Subsidiary, and shall be delivered to the Company or the subject Subsidiary (without the Employee retaining any copies, components or records thereof) on the date of termination of the Employee's employment with the Corporations; provided, however, that nothing herein contained shall be deemed to grant to the Corporations any property rights in any inventions or other intellectual property which may at any time be developed by the Employee which is wholly unrelated to any business then engaged in or under development by the Corporations.

        3. Employees of the Corporations. The Employee shall not, at any time (whether during the term of this Agreement or at any time thereafter), directly or indirectly, for or on behalf of any business enterprise other than the Company and/or its Subsidiaries and affiliates, solicit any employee of the Company or any of its Subsidiaries to leave his or her employment with the Company or such Subsidiary, or encourage any such employee to leave such employment, without the prior written approval of the Corporations in each instance.

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        4.  Non-Competition. For so long as the Employee shall be receiving any compensation or remuneration under this Agreement, and for a further period of one (1) year thereafter, the Employee shall not, directly or indirectly, whether individually or as an employee, stockholder (other than the passive ownership of up to 5% of the capital stock of a publicly traded corporation), partner, joint venturer, agent or other representative of any other person, firm or corporation, engage or have any interest in any business (other than the Company or any of its Subsidiaries or affiliates) which, in any country in which the Company or any of its Subsidiaries or divisions does or solicits business during the Term, is engaged in or derives any revenues from performing any functionally equivalent services or marketing any functionally equivalent products as those services provided and products marketed by the Company or any of its Subsidiaries or divisions during the Term.

        5. Severability of Covenants. The Employee acknowledges and agrees that the provisions of this Part D are (a) made in consideration of the premises and undertakings of the Company set forth herein, (b) made for good, valuable and adequate consideration received and to be received by the Employee, and (c) reasonable and necessary, in terms of the time, geographic scope and nature of the restrictions, for the protection of the Company and the business and good will thereof. It is intended that the provisions of this Part D be fully severable, and in the event that any of the foregoing restrictions, or any portion of the foregoing restrictions, shall be deemed contrary to law, invalid or unenforceable in any respect by any court or tribunal of competent jurisdiction, then such restrictions shall be deemed to be amended, modified and reduced in scope and effect, as to duration and/or geographic area, only to that extent necessary to render same valid and enforceable (and in such reduced form, such

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provisions shall then be enforceable), and any other of the foregoing restrictions shall be unaffected and shall remain in full force and effect.

                6. Equitable Remedies. The parties hereby acknowledge that, in the event of any breach or threatened breach by the Employee of the provisions of this Part D, the Company will suffer irreparable harm and will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company may seek and obtain appropriate equitable relief to restrain or enjoin such breach or threatened breach and/or to compel compliance herewith.

        Part E.         Miscellaneous.

                1. Indemnification. The Company agrees to indemnify and hold harmless Employee from any and all liabilities incurred or sustained by him in connection with any claim, action, investigation, suit, or proceeding to which he may be made a party by reason of his being or having been an officer, director, or employee of the Corporations or any of them, to the maximum extent permitted by applicable law. The Company shall advance any reasonable legal fees to be incurred by Employee in defending himself in any proceeding against the imposition of any such liability to the extent permitted by applicable law.

                2. Binding Effect. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Employee, the Company and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

                3. Notices. Except as may otherwise be provided herein, any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or when mailed by certified

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mail, return receipt requested, addressed to a party at the address of such party first set forth above, or at such other address as such party may hereafter have designated by notice. Copies of all notices hereunder shall simultaneously be sent by first class post-paid mail to Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, Citicorp Center, 153 East 53rd Street, New York, New York 10022, Attn: Stephen A. Weiss, Esq.

        4. Waivers. Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith.

        5. Captions. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

        6. Governing Law. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed by, and construed under, the laws of the State of New York, without giving effect to principles of conflicts of laws thereof.

        7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

        8. Arbitration. Except for any court action or proceeding to obtain equitable relief in respect of the provisions of Part D above, any dispute involving the interpretation or application of this Agreement shall be resolved by final and binding arbitration before an arbitrator designated by, and mutually acceptable to, the Company and the Employee. In the

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event that the parties cannot agree to the appointment of a mutually acceptable arbitrator, the subject dispute shall be resolved by final and binding arbitration before one or more arbitrators designated by the American Arbitration Association in New York, New York, unless mutually agreed to otherwise. The award of any of such arbitrator(s) may be enforced in any court of competent jurisdiction.

        9. Assignment.

           (a) This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

           (b) The Employee may not assign or otherwise transfer any of his obligations or duties hereunder to any other person, firm or corporation, it being understood and agreed that this Agreement is intended to be for the personal services of the Employee only and of no other person.

           (c) The Company shall have the right, at any time and from time to time, to cause any payments required hereunder to be made by any Subsidiary of the Company. Furthermore, the Company may assign this Agreement to any successor-in-interest who may acquire, whether by direct purchase, sale of securities, merger or consolidation, the assets, business or properties of the Company; provided that no such assignment shall relieve the

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Company of its duties and obligations to the Employee hereunder, without the prior written consent of the Employee.

        10. Superseding Effect. This Agreement supersedes and replaces any previous employment agreement entered into by the Employee with the Company or any Subsidiary or affiliate thereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first set forth above.

                                       COMMODORE ENVIRONMENTAL SERVICES, INC.

                                       By: /s/ Paul E. Hannesson
                                           ----------------------------------
                                           Paul E. Hannesson
                                           Chairman of the Board

                                       COMMODORE APPLIED TECHNOLOGIES, INC.

                                       By: /s/ Paul E. Hannesson
                                           ----------------------------------
                                           Paul E. Hannesson
                                           Chairman of the Board

                                       COMMODORE SEPARATION TECHNOLOGIES, INC.

                                       By: /s/ Paul E. Hannesson
                                           ----------------------------------
                                           Paul E. Hannesson
                                           Chairman of the Board


                                       /s/ Michael D. Fullwood
                                       --------------------------------------
                                       Michael D. Fullwood


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